Exhibit 99.1

PRESS RELEASE

DENDREON CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

Seattle, WA, (September 24, 2002)—Dendreon Corporation (Nasdaq: DNDN) announced that its board of directors approved the adoption of a Stockholder Rights Plan under which all common stockholders of record as of October 2, 2002 will receive rights to purchase shares of a new series of preferred stock.

The Rights Plan is designed to enable all Dendreon stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Dendreon. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and preserve shareholder value. It is not in response to any specific attempt to acquire control of the Company.

The rights will be distributed as a non-taxable dividend and will expire ten years after the record date. The rights will be exercisable only if a person or group acquires 20 percent or more of Dendreon’s common stock or at the times specified in the Rights Plan after a person or group commences or announces a tender offer for 20 percent or more of the common stock. With certain limited exceptions, if a person or group acquires 20 percent or more of Dendreon’s common stock, all rightsholders except the buyer will be entitled to acquire Dendreon common stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of Dendreon’s common stock without negotiations with the Board.

Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date and a copy of the Rights Plan will be contained in a Form 8-K to be filed by Dendreon with the Securities and Exchange Commission.

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. Dendreon currently has three therapeutic vaccines in clinical trials—Provenge™, for the treatment of prostate cancer; Mylovenge™, for the treatment of multiple myeloma; and APC 8024, for the treatment of breast, ovarian and colon cancers. Dendreon’s product pipeline also includes monoclonal antibodies and a pathway to small molecules. Dendreon has established important alliances with industry leaders Genentech, Johnson & Johnson Pharmaceutical Research & Development and Kirin Brewery Co., Ltd. For more information, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. For example, despite the Rights Plan, a person or group may attempt to acquire more than 20% of Dendreon’s Common Stock on an unsolicited basis, or attempt to engage in abusive takeover tactics with respect to Dendreon and its stockholders. Dendreon’s business, financial condition and results of operations are also subject to risks and uncertainties, and further information on those risks and uncertainties and other factors that could affect its business, financial condition and results of operations is contained in Dendreon’s public disclosure filings with the Securities and Exchange Commission, including Dendreon’s Report on Form 10-Q for the quarter ended June 30, 2002, which are available at www.sec.gov.